EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement on Form N-2 (File No. 333-269714) of Prospect Capital Corporation of our report dated August 10, 2023, on our audits of the combined consolidated financial statements of National Property REIT Corp. as of December 31, 2022 and 2021 and for the years then ended, which report is included in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2024.

/s/ CohnReznick LLP

New York, New York
August 28, 2024